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                                                                     EXHIBIT 8.1

                          [ARTHUR ANDERSEN LETTERHEAD]


March 20, 1997

Board of Directors
GulfMark International, Inc.
5 Post Oak Park, Suite 1170
Houston, Texas  77027-3414

Board of Directors
Energy Ventures, Inc.
5 Post Oak Park, Suite 1760
Houston, Texas  77027-3415

Re: Distribution by GulfMark International, Inc. of the stock of a newly formed, wholly owned corporation, GulfMark Offshore, Inc., to its stockholders and related matters

Gentlemen:

You have requested our opinion regarding certain federal income tax, Texas franchise tax, and Louisiana income and franchise tax consequences of (1) the merger of Ercon Development Co. ("Ercon") under state law into its parent company, GulfMark International, Inc. ("GulfMark") (the "Liquidation"); (2) the transfer by GulfMark of all of the outstanding stock of its marine operating subsidiaries and certain assets related to their business (individually, a "Marine Asset"; collectively, the "Marine Assets") to GulfMark Offshore, Inc. ("New GulfMark") solely in exchange for New GulfMark common stock and the assumption of related liabilities, and the pro rata distribution by GulfMark of all of the outstanding stock of New GulfMark to the holders of GulfMark common stock (collectively, the "Spin-off"); and (3) the acquisition of all of the outstanding shares of GulfMark common stock by Energy Ventures, Inc. ("EVI") in a transaction in which GulfMark Acquisition Co. ( "Merger Sub"), a newly formed Delaware subsidiary of EVI, will be merged with and into GulfMark and as a result thereof the holders of GulfMark common stock will receive solely shares of EVI voting common stock (the "Merger").

In rendering our opinion, we have relied upon the accuracy and completeness of the facts, assumptions and representations (without regard to any limitation based on knowledge or belief) (i) set forth herein, (ii) contained in the documents listed on Exhibit A to this opinion, and(iii) set forth in the representation letters, dated March 20, 1997, signed by appropriate officers of GulfMark and EVI (attached as Exhibit B). GulfMark, as to the Liquidation, the Spin-off and the Merger, and EVI, as to the Merger, have represented that such facts, assumptions and representations are true, correct and complete.
However, we have not independently audited or otherwise verified any of these facts, assumptions or other representations. A misstatement or omission of any fact or a change or amendment in any of the facts, assumptions or representations we have relied upon may require a modification of all or a part of this opinion. In addition,
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our opinion is based on the facts as represented to us as of the date of this letter. Any changes in the facts or form of the transactions between the date of this letter and the actual closing of the transactions may require a modification of all or part of this opinion. We have no responsibility to update this opinion for events, transactions, circumstances or changes in any of the facts, assumptions or representations occurring after this date.

Premise of Opinion

Our opinion is expressed only with respect to what we considered to be the material federal income tax, Texas franchise tax, and Louisiana income and franchise tax consequences of the Liquidation, the Spin-off and the Merger under the conditions described herein. The opinion expressed herein is based upon our interpretation of the Internal Revenue Code of 1986, as amended (the "Code"), income tax regulations thereunder, court decisions, rulings and procedures issued by the Internal Revenue Service (the "Service"), the Texas Tax Code and the Louisiana Revised Statutes, and other authorities that we deemed relevant, in each case as of the date of this letter. Should there be any change, including any change having retroactive effect, in any of such authorities , the opinion expressed herein would necessarily have to be reevaluated in light of such change. In this regard, President Clinton's budget recommendations announced in February 1997 called for the enactment of a new legislative provision that, if enacted in its proposed form with an effective date applicable to stock distributions made on the date of the Spin-off, would require GulfMark, for federal income tax purposes, to recognize gain equal to the excess of the value of the New GulfMark common stock distributed to GulfMark's stockholders in the Spin-off over GulfMark's basis in such New GulfMark common stock. As proposed, the provision would be effective for stock distributions made after the date of first action by a Congressional tax-writing committee. To date, there has been no such committee action on the recommendation. In addition, the Service has indicated that regulations will be issued for certain "inversion" transactions, occurring after September 21, 1994, which depending on the scope and content of those regulations, could require GulfMark and/or its stockholders to recognize gain or income as a result of the Merger (see Notice 94-93, 1994-2 C.B. 563). Our opinion is as of the date hereof and we have no responsibility to update our opinion for changes in applicable law or other authorities occurring after its date of issuance.

We have not considered any non-income tax consequences, or any state, local, foreign, or other income tax (other than federal income tax, Texas franchise tax, and Louisiana income and franchise tax) consequences, and therefore we express no opinion regarding the treatment that would be accorded the Liquidation, the Spin-off or the Merger for such purposes. We also express no opinion on non-tax issues, such as corporate law or securities law matters.
The opinion does not address the tax consequences of the Spin-off or the Merger to a GulfMark stockholder that has a special status, including insurance companies; tax-exempt entities; financial institutions or broker-dealers;
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foreign corporations; estates and trusts not subject to U.S. federal income tax on their income regardless of source; persons who are not citizens or residents of the United States; and persons who acquired their GulfMark common stock as a result of the exercise of an employee stock option, pursuant to an employee stock purchase plan, or otherwise as compensation.

Further, our opinion does not address the potential tax ramifications to New GulfMark, GulfMark, and their affiliates or stockholders of any transaction other than the Liquidation, the Spin-off and the Merger.

This opinion is not binding on the Service or the respective state taxing authorities, and there can be no assurance that the Service or such authorities will not take positions contrary to the opinion expressed herein. However, should the Service or such authorities challenge the tax treatment of the Liquidation, the Spin-off or the Merger, the opinions expressed herein reflect our assessment of the probable outcome of litigation based solely on an analysis of the existing tax authorities relating to the issues.

  Certain Federal Income Tax, Texas Franchise Tax, and Louisiana Income and
                                  Franchise
        Tax Consequences of the Liquidation, the Spin-off and the Merger
--------------------------------------------------------------------------------

Our opinions are limited to the federal income tax, Texas franchise tax, and Louisiana income and franchise tax consequences of the Liquidation, the Spin-off and the Merger that we believe are material to New GulfMark, GulfMark, the GulfMark common stockholders, and EVI. In our opinion:

                              Liquidation Opinions

1. GulfMark will recognize no gain or loss upon receipt of Ercon's assets pursuant to the Form of Agreement and Plan of Merger, by and between Ercon and GulfMark (Code Section 332(a)).

2. GulfMark's basis in Ercon's assets will be equal to the basis of such assets in the hands of Ercon immediately prior to the transaction (Code
       Section 334(b)(1)).

3. GulfMark's holding period in Ercon's assets will include the period during which Ercon held such assets (Code Section 1223(2)).

4. Pursuant to Code Section 381(a) and Treas. Reg. Section 1.381(a)-1, GulfMark will succeed to and take into account the items of Ercon described in Code Section 381(c), subject to the conditions and limitations specified in Code Sections 381(b) and (c), 382, 383 and 384.

5. As provided in Code Section 381(c)(2) and Treas. Reg. Section 1.381(c)(2)-1, GulfMark will succeed to and take into account the earnings and profits or deficit in earnings and profits of Ercon as of the date of the distribution. Any deficit in earnings and profits
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       of Ercon will be used only to offset earnings and profits accumulated after the date of the distribution.

6. Ercon will recognize no gain or loss on the distribution of its assets to GulfMark in complete liquidation (Code Section 337(a)).

7. The Texas franchise tax and Louisiana income and franchise tax consequences of the Liquidation to Ercon and GulfMark will be consistent with the federal income tax consequences described in opinions 1-6 above.

                               Spin-off Opinions

8. Under Code Sections 368(a)(1)(D), 361(a), 361(b), and 361(c), GulfMark will recognize no gain or loss on (i) the transfer of the Marine Assets to New GulfMark solely in exchange for New GulfMark common stock and the assumption of related liabilities, and (ii) the distribution by GulfMark of the New GulfMark common stock to the holders of GulfMark common stock with respect to their GulfMark common stock.

9. Under Code Section 355(a)(1), the holders of GulfMark common stock will recognize no gain or loss, and will have no amounts includible in their income, upon the distribution by GulfMark of the New GulfMark common stock to such holders with respect to their GulfMark common stock.

10. Under Code Section 1032(a), no gain or loss will be recognized by New GulfMark on receipt of the Marine Assets in exchange for New GulfMark common stock.

11. Under Code Sections 358(a)(1) and (b) and Treas. Reg. Section 1.358-2(a)(2), the basis of the shares of the New GulfMark common stock and GulfMark common stock in the hands of each holder of GulfMark common stock immediately after the distribution of the New GulfMark common stock will be determined by allocating the aggregate basis of the shares of GulfMark common stock held by such holder immediately before the distribution among the shares of New GulfMark common stock and GulfMark common stock held by such holder immediately after the distribution in proportion to the fair market values of the New GulfMark common stock and the GulfMark common stock held immediately after the distribution.

12. Under Code Section 1223(1), the holding period of the New GulfMark common stock distributed to each holder of GulfMark common stock will include the holding period of the GulfMark common stock held by such holder, provided that such GulfMark common stock is a capital asset in the hands of such holder on the date of the distribution.
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13.    Under Code Section 362(b), the basis of each Marine Asset received by
       New GulfMark will be the same as the basis of such Marine Asset in the hands of GulfMark immediately prior to the distribution.

14. Under Code Section 1223(2), the holding period of each Marine Asset received by New GulfMark will include the period during which such Marine Asset was held by GulfMark.

15. The subsequent exchange of GulfMark common stock for EVI voting common stock in the merger will not adversely affect the distribution of the New GulfMark common stock under Code Section 355. See Rev. Rul. 68-603, 1968-2 C.B. 148, and Rev. Rul. 70-434, 1970-2 C.B. 83.

16. The Texas franchise tax and Louisiana income and franchise tax consequences of the Spin-off to GulfMark and New GulfMark will be consistent with the federal income tax consequences described in opinions 8-15 above.

                                Merger Opinions

17. The Merger will be treated for federal income tax purposes as an exchange of all of the outstanding stock of GulfMark solely for voting common stock of EVI and will qualify as a reorganization within the meaning of Code Section 368(a)(1)(B). Under Code Section 368(b), GulfMark and EVI will be parties to the reorganization. Neither EVI nor Merger Sub will recognize any gain or loss as a result of the receipt by EVI of GulfMark common stock solely in exchange for EVI voting common stock in the Merger pursuant to Code Section 1032(a) and Rev. Rul. 67-448, 1967-2 C.B. 144.

18. GulfMark will recognize no gain or loss as a result of EVI's acquisition of all of GulfMark's outstanding common stock in the Merger. Rev. Rul. 67-448.

19. The holders of GulfMark common stock will recognize no gain or loss as a result of receiving solely EVI voting common stock in exchange for their GulfMark common stock in the Merger pursuant to Code Section 354(a)(1).

20. Under Code Section 358(a)(1), the basis of the shares of the EVI voting common stock in the hands of each holder of GulfMark common stock (including any fractional share interest to which any holder is entitled) immediately following the Merger will be the same as the basis of the shares of GulfMark common stock surrendered in exchange therefor.

21. Under Code Section 1223(1), the holding period of the EVI voting common stock (including any fractional share interest to which any holder is entitled) received by each holder of GulfMark common stock will include the holding period of the
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       GulfMark common stock held by such holder, provided that such GulfMark stock is a capital asset in the hands of such holder on the date of the Merger.

22. The payment of cash (via an exchange agent) in lieu of fractional share interests in EVI common stock will be treated for federal income tax purposes as if the fractional shares were issued as part of the Merger and were subsequently redeemed by EVI. The cash payments will be treated as having been received as distributions in full payment in exchange for the stock received as provided in Code Section 302(a).
       Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574.
       Provided the fractional share interest is a capital asset in the hands of the exchanging holder, gain or loss will be recognized on such exchange (determined under Code Section 1001 and subject to the limitations of Code Section 267) and will constitute capital gain or loss to such holder subject to the provisions and limitations of Subchapter P and Chapter 1 of the Code.


23. The Texas franchise tax and Louisiana income and franchise tax consequences of the Merger to GulfMark and EVI will be consistent with the federal income tax consequences as described in opinions 17-22 above.

This opinion is solely for your benefit and that of your stockholders and is not intended to be relied upon by any other party. Except to the extent expressly permitted hereby, and without the prior written consent of this firm, this letter may not be quoted in whole or in part, or otherwise referred to in any documents or delivered to any person or entity. Any such authorized other party receiving a copy of this letter must consult and rely upon the advice of their own counsel, accountant or other advisor.

We hereby consent to the filing of this opinion as an exhibit to the Form S-4 Registration/Proxy Statement and to the reference to us in such document.

Very truly yours,

ARTHUR ANDERSEN LLP


/s/ ARTHUR ANDERSEN LLP

Attachment
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                                   EXHIBIT A

                              LISTING OF DOCUMENTS


1. Agreement and Plan of Distribution, by and among GulfMark International, Inc., New GulfMark International, Inc., and Energy Ventures, Inc. dated December 5, 1996.

2. Agreement and Plan of Merger, among Energy Ventures, Inc., GulfMark Acquisition Co., GulfMark International, Inc., and New GulfMark International, Inc. dated December 5, 1996.

3. Form of Agreement and Plan of Merger, by and between Ercon Development Co. and GulfMark International, Inc.

4. Form S-4 Registration Statement/Proxy Statement, dated March 10, 1997, including any exhibits and amendments thereto.